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                      September 25, 2023

       James P. Todd
       Chief Financial Officer
       Landstar System, Inc.
       13410 Sutton Park Drive South
       Jacksonville, Florida 32224

                                                        Re: Landstar System,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 000-21238

       Dear James P. Todd:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation